EXHIBIT 99.3

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. / (517) 543-6400
or
Jeff Lambert, Ryan McGrath
Lambert, Edwards & Associates, Inc.
(616) 233-0500 rmcgrath@lambert-edwards.com

Spartan Motors Declares Regular Cash Dividend

CHARLOTTE, Michigan, April 28, 2005 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced its board of directors declared its regular cash dividend of $0.11 per share of common stock.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said the regular cash dividend is payable on June 14, 2005 to shareholders of record at the close of business on May 14, 2005.

In October 2004, Spartan raised its regular cash dividend to two bi-annual payments of $0.11 per share or a total of $0.22 per share. Spartan also announced its board of directors will make a determination regarding a special dividend at its October meeting. Spartan has increased its annual dividend payouts for four straight years and its dividend payout has tripled over the last four years.

"We remain committed to increasing shareholder value and believe dividends are a great way to generate an excellent return for our investors," said John Sztykiel, chief executive officer of Spartan Motors. "We are optimistic that positive market trends, the backlog, operational improvements, coupled with our focus on product and brand differentiation, will lead to a solid return for our shareholders in 2005."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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